 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-263323
PROSPECTUS SUPPLEMENT NO. 1, DATED SEPTEMBER 14, 2022
TO THE PROSPECTUS, DATED MAY 4, 2022
Series J Redeemable Preferred Stock
Series K Redeemable Preferred Stock
(Liquidation Preference $25.00 per share)
Maximum of 20,000,000 Shares in Primary Offering
Maximum of 8,000,000 Shares Pursuant to Dividend Reinvestment Plan
This prospectus supplement no. 1 (this “Supplement”) is part of and should be read in conjunction with the prospectus of Ashford Hospitality Trust, Inc., dated May 4, 2022 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. When used in this Supplement, the terms “our company,” “we,” “us,” or “our” refer to Ashford Hospitality Trust, Inc., a Maryland corporation, and, as the context may require, its consolidated subsidiaries, including our operating partnership, Ashford Hospitality Limited Partnership, a Delaware limited partnership (“Ashford Trust OP”).
The purposes of this Supplement are as follows:
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to disclose the status of the offering of our Series J Redeemable Preferred Stock, par value $0.01 per share (the “Series J Preferred Stock”), or our Series K Redeemable Preferred Stock, par value $0.01 per share (the “Series K Preferred Stock”) (collectively, the “Preferred Stock”); and

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to announce our board of directors’ decision to revoke our option to list the Preferred Stock on the New York Stock Exchange (“NYSE”) or another national securities exchange; and

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to disclose the revised terms of the Series J Preferred Stock and the Series K Preferred Stock and to replace the sections of the Prospectus entitled “Risk Factors,” “Description of the Series J Preferred Stock” and “Description of the Series K Preferred Stock.”

STATUS OF THE OFFERING
We have previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-263323), including the Prospectus, dated May 4, 2022 (as the same may be amended and/or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to this offering of the Preferred Stock. The Registration Statement was declared effective by the SEC on May 4, 2022. Up to a maximum of 20,000,000 shares of the Series J Preferred Stock or the Series K Preferred Stock are being offered in our primary offering pursuant to this Supplement and the Prospectus and up to a maximum of 8,000,000 shares of the Series J Preferred Stock or Series K Preferred Stock are being offered pursuant to the dividend reinvestment plan (“DRP”). As of the date of this Supplement, we have not sold any shares of Preferred Stock in this offering and there are no shares of Preferred Stock issued and outstanding.
Our primary offering is scheduled to terminate on the date (the “Termination Date”) that is the earlier of (i) May 4, 2025 (which is the third anniversary of the effective date of the Registration Statement), unless earlier terminated or extended by our board of directors, and (ii) the date on which all of the shares of Preferred Stock offered in our primary offering are sold. The offering period for the DRP may extend beyond the Termination Date and will terminate upon the issuance of all of the shares of Preferred Stock under the DRP.

RECENT DEVELOPMENTS
Listing
On September 14, 2022, we announced that our board of directors revoked our option to list the Preferred Stock on the NYSE or another national securities exchange. In connection with such determination, we filed the new Articles Supplementary (as defined below).
New Articles Supplementary
As previously disclosed, on April 28, 2022, we filed Articles Supplementary to our Articles of Amendment and Restatement with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) that classified and designated an aggregate of 28,000,000 shares of our unissued and undesignated shares of preferred stock and provided for their issuance either as shares of the Series J Preferred Stock or the Series K Preferred Stock.
In connection with the determination to revoke our option to list the Preferred Stock, on September 14, 2022, we filed new Articles Supplementary to our Articles of Amendment and Restatement with the SDAT that provided for: (i) reclassifying the existing aggregate of 28,000,000 shares of the Series J Preferred Stock or the Series K Preferred Stock as unissued shares of preferred stock; and (ii) reclassifying and designating an aggregate of 28,000,000 shares of our unissued and undesignated shares of preferred stock and provided for their issuance either as shares of the Series J Preferred Stock (the “Series J Articles Supplementary”) or the Series K Preferred Stock (the “Series K Articles Supplementary,” and together with the Series J Articles Supplementary, the “Articles Supplementary”). These new Articles Supplementary were filed to remove (i) references to our option to list the Preferred Stock in the redemption provisions and (ii) and the provisions regarding certain change of control conversion rights (which were only triggered upon a listing of the Preferred Stock).
In addition, on September 14, 2022, we, through our subsidiaries, Ashford OP General Partner LLC and Ashford OP Limited Partner LLC, executed Amendment No. 11 to Seventh Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement Amendment”) of Ashford Trust OP, in connection with this offering. The Partnership Agreement Amendment amended the terms of Ashford Trust OP’s Series J Redeemable Preferred Units and Series K Redeemable Preferred Units to conform to the terms of the Series J Preferred Stock and Series K Preferred Stock, respectively, as set forth in the new Articles Supplementary.
RISK FACTORS
The following disclosure replaces the section of the Prospectus entitled “Risk Factors” and all related disclosure throughout the Prospectus. An investment in our securities involves significant risks. Prior to making a decision about investing in our securities, and in consultation with your own financial, tax and legal advisors, you should carefully consider, among other matters, the following risk factors related to this offering, as well as the other risk factors incorporated by reference in this prospectus, from our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as applicable, and other filings we may make from time to time with the SEC.
Risks Related to This Offering
There is no public market for the Preferred Stock, and we do not expect one to develop.
There is no public market for the Preferred Stock offered in this offering, and we do not intend to list these securities on the NYSE or any other securities exchange or to include these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell the Preferred Stock promptly or at all. If you are able to sell the Preferred Stock, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Preferred Stock only as a long-term investment.

The Preferred Stock is subordinated in right of payment to our existing and future debt, and your interests could be diluted by the issuance of additional preferred stock, including additional shares of Preferred Stock, and by other transactions.
The Preferred Stock is subordinated in right of payment to all of our existing and future debt. Our existing secured revolving credit facility restricts, and our future debt may include restrictions on, our ability to pay dividends to preferred stockholders in the event of a default under the debt facilities. As of June 30, 2022, our total indebtedness was approximately $3.9 billion, consisting of our $200 million senior secured credit facility (discussed below) and approximately $3.7 billion in property level debt, including approximately $3.5 billion of variable interest rate debt, and we may incur significant additional debt to finance future acquisition activities.
On January 15, 2021, we entered into our $200 million senior secured credit facility (the “Oaktree Credit Agreement”) with Oaktree Capital Management L.P. (“Oaktree”) comprised of (i) initial term loans in an aggregate principal amount of $200 million, (ii) initial delayed draw term loans in an aggregate principal amount of up to $150 million and (iii) additional delayed draw term loans in an aggregate principal amount of up to $100 million. On October 12, 2021, we entered into Amendment No. 1 to the Credit Agreement (“Amendment No. 1 to the Oaktree Credit Agreement”), which, among other items, (i) suspends our obligations to comply with certain covenants under the facility if at any point there are no loans or accrued interest outstanding, (ii) suspends our obligation to subordinate fees due under the advisory agreement if at any point there are no loans or accrued paid-in-kind interest outstanding or any accrued dividends on any of our preferred stock and we have a minimum level of cash, (iii) permits Oaktree to, at any time, elect to receive an exit fee (the “Exit Fee”) in warrants for the purchase of common stock equal to 19.9% of all common stock outstanding on the closing date of the Oaktree Credit Agreement subject to certain upward or downward adjustments, and (iv) provides that in the event prior to the termination of the Oaktree Credit Agreement, Oaktree elects to receive the Exit Fee in warrants and any of such warrants are sold at a price per share of common stock in excess of $40, all obligations owed to Oaktree shall be reduced by an amount equal to 25% of the amount of such excess consideration, subject to certain adjustments. A substantial level of indebtedness could have adverse consequences for our business, results of operations and financial position because it could, among other things: (i) require us to dedicate a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, thereby reducing our cash flow available to fund working capital, capital expenditures and other general corporate purposes, including to pay dividends on our common stock and our preferred stock, including the Series J Preferred Stock and the Series K Preferred Stock, as currently contemplated or necessary to satisfy the requirements for qualification as a REIT; (ii) increase our vulnerability to general adverse economic and industry conditions and limit our flexibility in planning for, or reacting to, changes in our business and our industry; (iii) limit our ability to borrow additional funds or refinance indebtedness on favorable terms or at all to expand our business or ease liquidity constraints; and (iv) place us at a competitive disadvantage relative to competitors that have less indebtedness.
Our charter currently authorizes the issuance of up to 50,000,000 shares of preferred stock in one or more series. Other than the voting rights as described under “Description of the Series J Preferred Stock — Voting Rights” and “Description of the Series K Preferred Stock — Voting Rights,” the terms of the Preferred Stock do not restrict our ability to authorize or issue shares of a class or series of preferred stock with rights to distributions or upon liquidation that are on parity with or senior to the Preferred Stock or to incur additional indebtedness. The issuance of additional preferred stock on parity with or senior to the Preferred Stock would dilute the interests of the holders of the Preferred Stock, and any issuance of preferred stock senior to the Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Preferred Stock. Other than the redemption rights afforded to holders of the Preferred Stock as described under “Description of the Series J Preferred Stock — Redemption at the Option of Holders” and “Description of the Series K Preferred Stock — Redemption at the Option of Holders” and other than the voting rights as described under “Description of the Series J Preferred Stock — Voting Rights” and “Description of the Series K Preferred Stock — Voting Rights” below, none of the provisions relating to the Preferred Stock relate to or limit our indebtedness or afford the holders of the Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Preferred Stock.

Dividends on our preferred stock, including the Preferred Stock, are discretionary. We cannot guarantee that we will be able to pay dividends in the future or what the actual dividends will be for any future period.
As a result of the downturn in our business occasioned by the novel coronavirus disease (“COVID-19”) pandemic, we did not pay current dividends on our preferred stock for the quarterly periods from June 30, 2020 to September 30, 2021. Dividends on our preferred stock, including the Preferred Stock, will be declared at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that our board of directors will determine to declare dividends on the Preferred Stock, that we will be able to make cash dividends on the Preferred Stock or what the actual dividends will be for any future period. However, until we declare and pay (or set apart for payment) the full cumulative dividends on the Preferred Stock (and all other classes of outstanding preferred stock) for all past dividend periods, our ability to make dividends and other distributions on our common stock (including redemptions) will be limited by the terms of the Preferred Stock.
The Preferred Stock has not been rated.
The Preferred Stock has not been rated by any nationally recognized statistical rating organization, which may negatively affect its value and your ability to sell such shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the value of the Preferred Stock. In addition, we may elect in the future to obtain a rating of the Preferred Stock, which could adversely impact the value of the Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the value of the Preferred Stock.
In the event you exercise your option to redeem Preferred Stock, our ability to redeem such shares of Preferred Stock may be subject to certain restrictions and limits.
Our ability to redeem shares of Preferred Stock in cash may be limited to the extent that we do not have sufficient funds available, taking into account such reserves and other considerations as our board of directors may determine in its sole discretion, to fund such cash redemption. Further, our obligation to redeem any of the shares of Preferred Stock submitted for redemption in cash may be restricted by the provisions of Maryland law restricting the payment of dividends and other distributions, including redemption payments, unless certain determinations about the financial effect of the payment can be made by our board of directors. In addition, aggregate optional redemptions by holders of the Preferred Stock will be subject to the following redemption limits: (i) no more than 2% of the outstanding Preferred Stock will be redeemed per calendar month; (ii) no more than 5% of the outstanding Preferred Stock will be redeemed per fiscal quarter; and (iii) no more than 20% of the outstanding Preferred Stock will be redeemed per fiscal year. See “Description of the Series J Preferred Stock — Redemption at the Option of Holders” and “Description of the Series K Preferred Stock — Redemption at the Option of Holders” for more information.
Shares of Preferred Stock may be redeemed for shares of common stock, which rank junior to the Preferred Stock with respect to dividends and upon liquidation, dissolution or winding up of our affairs.
Subject to certain redemption fees and limits, beginning on the “date of original issuance” (as defined above), the holders of shares of Preferred Stock may require us to redeem such shares. For so long as our common stock is listed on a national securities exchange, we may opt to pay the redemption price in shares of our common stock. The rights of the holders of shares of Preferred Stock rank senior to the rights of the holders of shares of our common stock as to dividends and payments upon liquidation, dissolution or winding up of our affairs. Unless full cumulative dividends on our shares of Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our common stock for any period. Upon liquidation, dissolution or winding up of our affairs, the holders of shares of the Preferred Stock are entitled to receive a liquidation preference of the Stated Value, plus all accrued but unpaid dividends, prior and in preference to any distribution to the holders of shares of our common stock or any other class of our equity securities junior to the Preferred Stock.
If we redeem your shares of Preferred Stock for common stock, you will be subject to the risks of ownership of common stock. Please see our most recent Annual Report on Form 10-K, which is incorporated herein by reference, for a list of risks associated with our company, our operations and ownership of our common stock. Ownership of the Preferred Stock will not give you the rights of holders of our common stock. Until and unless you receive shares of our common stock upon redemption, you will have only those rights applicable to holders of the Preferred Stock.
The Preferred Stock will bear a risk of early redemption by us.
We will have the ability to voluntarily redeem the outstanding shares of Preferred Stock after two years from the “date of original issuance” (as defined above) of such shares of Preferred Stock. Beginning at that time, we will have the right to redeem, at our option, the outstanding shares of Preferred Stock, in whole or in part, at a redemption price equal to the Stated Value per share, plus any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption. It is likely that we would choose to exercise our optional redemption right when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Preferred Stock had the Preferred Stock not been redeemed. We may elect to exercise our partial redemption right on multiple occasions.
The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.
The payment due upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs is fixed at the Stated Value, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date of payment. Upon any liquidation, dissolution or winding up of our affairs, and after payment of the liquidating distribution has been made in full to the holders of Preferred Stock, you will have no right or claim to, or to receive, our remaining assets.
Upon the sale of any hotel properties, holders of Preferred Stock do not have a priority over holders of our common stock regarding return of capital.
Holders of the Preferred Stock do not have a right to receive a return of capital prior to holders of our common stock upon the sale of any of our hotel properties. Depending on the price at which any such property is sold, it is possible that holders of our common stock will receive a return of capital prior to the holders of the Preferred Stock being redeemed, provided that full cumulative dividends have been paid in full to holders of Preferred Stock for all past dividend periods. Such distributions to holders of our common stock could increase the risk that we will be unable to return the Stated Value to holders of the Preferred Stock upon the liquidation, dissolution or winding up of our affairs.
We established the offering price and other terms for the Preferred Stock pursuant to discussions between us and our dealer manager; as a result, the actual value of your investment may be substantially less than what you pay.
The offering price of the Preferred Stock and the related selling commissions and dealer manager fees have been determined pursuant to discussions between us and our dealer manager, which is an affiliate of Ashford LLC, based upon our financial condition and the perceived demand for non-traded preferred stock issued by real estate investment trusts and sold primarily through independent broker-dealers. Because the offering price is not based upon any independent valuation, such as the amount that a firm-commitment underwriter is willing to pay for the securities to be issued, the offering price may not be indicative of the price that you would receive upon the sale of the Preferred Stock in a hypothetical liquid market. We have issued five classes of listed preferred stock that are on parity with the Preferred Stock offered hereby (but differ from each other and from the Preferred Stock in a number of ways). The yields paid on such listed preferred stock may be, based on trading prices from time to time, higher than the yield offered on each of the Series J Preferred Stock and the Series K Preferred Stock.

We intend to use the net proceeds from this offering to fund future investments and for other general corporate and working capital purposes, but this offering is not conditioned upon the closing of properties in our current pipeline and we will have broad discretion to determine alternative uses of proceeds.
As described under “Estimated Use of Proceeds,” we intend to use the net proceeds from this offering for general corporate purposes, including, without limitation, repayment of debt or other maturing obligations, financing future hotel-related investments, redemption of outstanding shares of our preferred stock, capital expenditures and working capital, including payment of dividends. This offering will not be conditioned upon the closing of definitive agreements to acquire or invest in any properties. We will have broad discretion in the application of the net proceeds from this offering, and holders of the Preferred Stock will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may result in investments that are not accretive to our results from operations.
Our ability to pay dividends and redeem shares of Preferred Stock may be limited by the requirements of Maryland law.
Our ability to pay dividends and redeem shares of the Preferred Stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution or redeem stock if, after giving effect to the distribution or redemption, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities. Maryland law permits these determinations to be made by our board of directors based on either a book value basis or a reasonable fair value basis. As of December 31, 2021, our company had a deficit in stockholders’ equity of approximately $2.7 million and had not generated current earnings from which a dividend is potentially payable since the year ended December 31, 2015. Accordingly, unless and until we raise additional equity such that we have positive stockholders equity on a book value basis, we will not be able to make a distribution on the Preferred Stock or redeem shares of Preferred Stock unless our board of directors determines that, after giving effect to the distribution or redemption, we would be able to pay our debts as they become due in the usual course of business or our the fair value of our total assets would be greater than the fair value of our total liabilities. Any determination to use fair value by our board of directors is discretionary and within the board’s business judgment.
Investors in the Preferred Stock will not enjoy the protections afforded by registration of this offering under state securities laws.
The Preferred Stock is a covered security because it is senior to our listed common stock and therefore is exempt from state registration. As a result, investors will not receive the possible protection afforded by the review of this offering by various state regulators nor the protections afforded by the substantive requirements of the states with respect to public offerings of non-traded real estate investment trusts.
The dealer manager’s relationship with us may cause a conflict of interest and may hinder the dealer manager’s performance of its due diligence obligations.
In connection with the offering, we will enter into a dealer manager agreement with Ashford Securities, a registered broker dealer and an affiliate of Ashford LLC, which will receive selling commissions and a dealer manager fee, all or a portion of which it may re-allow to other dealers, in connection with this offering. As dealer manager, Ashford Securities has certain obligations under federal securities laws to undertake a due diligence investigation with respect to the parties involved in this offering, including Ashford LLC. Ashford Securities’ affiliation with Ashford LLC and (as discussed below) the contribution agreement among Ashford LLC, Braemar Hotels & Resorts Inc., a Maryland corporation (“Braemar”) and us may cause a conflict of interest for Ashford Securities in carrying out its due diligence obligations. The absence of an independent due diligence review by Ashford Securities may increase the risk and uncertainty you face as a potential investor in the Preferred Stock.
Also, we have, along with Ashford Inc., Ashford LLC and Braemar, entered into an amended contribution agreement to provide funds to Ashford LLC to fund the formation, registration and ongoing funding needs of Ashford Securities. As a result, Ashford Securities’ operation and management may be influenced or affected by conflicts of interest arising out of its relationship with us, Ashford LLC and Braemar. Finally, the agreements with us and our related parties, including Ashford Securities, are not arm’s-length agreements and may not be as favorable to investors as if the parties were operating at arm’s-length.
If we fail to pay dividends to holders of our preferred stock or otherwise lose our eligibility to file registration statements on Form S-3 with the SEC, it may impair our ability to raise capital in this offering.
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. If we do not pay dividends to holders of our preferred stock or otherwise lose our Form S-3 eligibility, it may impair our ability to raise capital in this offering. Form S-3 permits eligible issuers to conduct registered offerings using a short form registration statement that allows the issuer to incorporate by reference its past and future filings and reports made under the Exchange Act. In addition, Form S-3 enables eligible issuers to conduct primary offerings “off the shelf” under Rule 415 of the Securities Act. The shelf registration process, combined with the ability to forward incorporate information, allows issuers to avoid delays and interruptions in the offering process and to access the capital markets in a more expeditious and efficient manner than raising capital in a standard registered offering pursuant to a registration statement on Form S-11.
Your ownership of Preferred Stock is subject to the ownership limits contained in our charter.
Our charter contains 9.8% ownership limits that may be waived by our board of directors. For the purpose of preserving our REIT qualification, our charter prohibits direct or constructive ownership by any person of more than:
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9.8% of the lesser of the total number or value of the outstanding shares of our common stock; or

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9.8% of the lesser of the total number or value of the outstanding shares of any class or series of our preferred stock.

These ownership limits are applied separately to ownership of our common stock, the Series J Preferred Stock and the Series K Preferred Stock. Our charter’s constructive ownership rules are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of any class of our capital stock by an individual or entity could nevertheless cause that individual or entity to own constructively in excess of 9.8% of that class of capital stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of the Series J Preferred Stock, the Series K Preferred Stock, or common stock in excess of the ownership limit without the consent of our board of directors will be void and could result in the shares being automatically transferred to a charitable trust.
Compliance with the SEC’s Regulation Best Interest by participating broker-dealers may negatively impact our ability to raise capital in this offering, which could harm our ability to achieve our investment objectives.
Pursuant to Regulation Best Interest (“Reg BI”), broker-dealers are required to comply with, among other requirements, certain standards of conduct for broker-dealers and their associated persons when making a recommendation of any securities transaction or investment strategy involving securities to a retail customer. The full impact of Reg BI on participating broker-dealers may negatively affect whether participating broker-dealers and their associated persons recommend this offering to certain retail customers. In particular, in accordance with SEC guidance on Reg BI, a participating broker-dealer recommending an investment in the Preferred Stock should consider a number of factors, including, but not limited to, the cost and complexity of the investment and reasonably available alternatives, in determining whether there is a reasonable basis for the recommendation. There are likely alternatives to us that are reasonably available to you, through your broker or otherwise, and those alternatives may be less costly or have lower investment risk. Broker-dealers may recommend a more costly or complex product as long as they have a reasonable basis to believe it is in the best interest of a particular retail customer. However, if broker-dealers instead choose alternatives to the Preferred Stock, many of which likely exist, our ability to raise capital will be adversely affected. If Reg BI reduces our ability to raise capital in this offering, it may harm our ability to achieve our objectives.

DESCRIPTION OF THE SERIES J PREFERRED STOCK
The following disclosure replaces the sections of the Prospectus entitled “Description of the Series J Preferred Stock” and all related disclosure throughout the Prospectus.
Our board of directors has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series J Preferred Stock. The following is a brief description of the terms of the Series J Preferred Stock. The description of the Series J Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Series J Articles Supplementary, which have been filed with the SEC and are incorporated by reference as an exhibit to the registration statement, of which the Prospectus is a part.
General
Our board of directors has created out of the authorized and unissued shares of our preferred stock a series of redeemable preferred stock designated as the “Series J Redeemable Preferred Stock.” Up to 20,000,000 shares of Series J Preferred Stock or Series K Preferred Stock are being offered in our primary offering pursuant to this prospectus and up to 8,000,000 shares of Series J Preferred Stock or Series K Preferred Stock are being offered pursuant to the DRP.
Ranking
The Series J Preferred Stock ranks, with respect to the payment of dividends and rights upon our liquidation, dissolution or winding up of our affairs:
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prior or senior to all classes or series of our common stock and any other class or series of equity securities, if the holders of Series J Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series;

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on a parity with the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock and the Series K Preferred Stock, and any other class or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series J Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other;

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junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series J Preferred Stock (none of which are currently outstanding); and

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junior to all our existing and future debt indebtedness.

The term “equity securities” does not include convertible debt securities.
We will contribute the net proceeds from the sale of the Series J Preferred Stock from this offering to Ashford Trust OP in exchange for the Series J Preferred Units having the same rights and preferences as the Series J Preferred Stock. Ashford Trust OP will be required to make all required dividend payments on the Series J Preferred Units prior to any distribution of cash or assets to the holders of common partnership units or to the holders of any other equity interest of Ashford Trust OP, except for any other series of preferred units ranking on a parity with the Series J Preferred Units as to distributions and liquidation, and any preferred units ranking senior to the Series J Preferred Units as to distributions and liquidations that we may issue, and except for dividends required to enable us to maintain our qualification as a REIT.
Stated Value
Each share of Series J Preferred Stock will have a “Stated Value” of $25.00 as set forth in the Series J Articles Supplementary.

Dividends
Holders of Series J Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series J Preferred Stock at an annual rate equal to 8.0% of the Stated Value per share (equivalent to an annual dividend rate of $2.00 per share). We expect to authorize and declare dividends on the shares of Series J Preferred Stock on a monthly basis, payable on the 15th day of each month (or if such payment date is not a business day, on the next succeeding business day), unless our results of operations, our general financial condition, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. Dividends will be payable in arrears to holders of record as they appear on our records at the close of business on the last business day of each month immediately preceding the applicable dividend payment date. Dividends payable on the Series J Preferred Stock for any dividend period (as defined below) (including any dividend period during which any shares of Series J Preferred Stock shall be redeemed) will be computed on the basis of twelve 30-day months and a 360-day year.
Dividends payable on each share of Series J Preferred Stock will begin accruing on, and will be cumulative from, the first day of the dividend period during which such share of Series J Preferred Stock was originally issued. Each subsequent dividend will begin accruing on, and will be cumulative from, the end of the most recent dividend period for which a dividend has been paid on each such share of Series J Preferred Stock. The term “dividend period” means the respective periods commencing on, and including, the first day of each month of each year and ending on, and including, the day preceding the first day of the next succeeding dividend period (other than the dividend period during which any shares of Series J Preferred Stock shall be redeemed, which shall end on, and include, the day preceding the redemption date with respect to the shares of Series J Preferred Stock being redeemed). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.
Holders of our shares of Series J Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on our shares of Series J Preferred Stock. Except as set forth in the Series J Articles Supplementary, unless full cumulative dividends on our shares of Series J Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:
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declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series J Preferred Stock as to the dividend rights or rights upon our liquidation, dissolution or winding up of our affairs, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our common stock or any class or series of our stock ranking junior to or on parity with the Series J Preferred Stock as to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs for any period; or

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except by conversion into or exchange for shares of stock ranking junior to the Series J Preferred Stock as to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any common stock or any class or series of our stock ranking junior to or on parity with the Series J Preferred Stock as to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the common stock.
Redemption at the Option of Holders
Except as noted below, a holder will have the right to require us to redeem any or all of such holder’s shares of Series J Preferred Stock at a redemption price equal to 100% of the Stated Value, less a redemption fee, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption.
The redemption fee shall be equal to:
•
beginning on the “date of original issuance” of the shares to be redeemed: 8%;

•
beginning on the second anniversary from the “date of original issuance” of the shares to be redeemed: 5%; and

•
beginning on the third anniversary from the “date of original issuance” of the shares to be redeemed: 0%.

Subject to the following sentence, for so long as our common stock is listed on a national securities exchange, if a holder of shares of Series J Preferred Stock causes us to redeem such shares of Series J Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our common stock or any combination thereof, based on the closing price per share of our common stock for the single trading day prior to the date of redemption. Pursuant to the Series J Articles Supplementary, our board of directors may, without stockholder approval, permanently revoke this right to pay the redemption price (or a portion thereof) in shares of our common stock and pay the redemption price solely in cash.
For purposes of this “Redemption at the Option of Holders” provision, the “date of original issuance” of the shares to be redeemed will mean the earliest date that any shares of Series J Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued.
For purposes of this “Redemption at the Option of Holders” provision, where the shares of Preferred Stock to be redeemed are DRP shares, the “date of original issuance” of such DRP Shares shall be deemed to be the same as the “date of original issuance” of the Underlying Shares, and such DRP Shares shall be subject to the same redemption terms to which the Underlying Shares would be subject if submitted for redemption hereunder.
Our ability to redeem shares of Series J Preferred Stock in cash may be limited to the extent that we do not have sufficient funds available, taking into account such reserves and other considerations as our board of directors may determine in its sole discretion, to fund such cash redemption. Further, our obligation to redeem any of the shares of Series J Preferred Stock submitted for redemption in cash may be restricted by law.
In addition, aggregate optional redemptions by holders of the Preferred Stock will be subject to the following redemption limits: (i) no more than 2% of the outstanding Preferred Stock will be redeemed per calendar month; (ii) no more than 5% of the outstanding Preferred Stock will be redeemed per fiscal quarter; and (iii) no more than 20% of the outstanding Preferred Stock will be redeemed per fiscal year.
Redemptions at the option of the company (described above) will not count toward the 2%/5%/20% limits applied to optional redemptions by holders of the Preferred Stock. Optional redemptions following death or disability of a holder (described below) will count toward the 2%/5%/20% limits but will not be subject to such limits.
If, after applying these redemption limits, a holder would own less than one share of Series J Preferred Stock, all of such holder’s shares of Series J Preferred Stock will be redeemed. Otherwise, all redemption amounts will be rounded down such that after giving effect to any redemption, no holder is left owning a fractional share. For example, if after applying the redemption limits, an investor would own 2.5 shares, we will redeem 0.5 fewer shares from such holder so that the holder is left owning three shares. If, after applying these redemption limits, the number of shares of Series J Preferred Stock to be redeemed is less than the number of shares of Series J Preferred Stock submitted for redemption by a holder, the excess shares of Series J Preferred Stock will remain subject to redemption in future periods until the earlier of (i) all shares of Series J Preferred Stock submitted by such holder for redemption have been redeemed, or (ii) such holder delivers to us a written notice of withdrawal stating the number of withdrawn shares of Series J Preferred Stock and the number of shares of Series J Preferred Stock, if any, which remain subject to redemption.

Optional Redemption Following Death or Disability of a Holder
Subject to the requirements below, we will redeem shares of Series J Preferred Stock held by a natural person upon his or her death or upon suffering a qualifying disability at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption. No redemption fees shall apply to such redemptions.
In order to redeem shares on the terms described above upon the death or qualifying disability of a holder, the following conditions must be met:
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the deceased or disabled must be the sole holder or the beneficiary of a trust or an IRA or other retirement or profit-sharing plan that is a holder or, in the case of shares owned by spouses who are joint registered holders (or holders by tenants in the entirety), the deceased or disabled may be one of the spouses;

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in the case of the disability of a holder:

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such disability must meet the requirements of Section 72(m)(7) of the Code (i.e., the individual must be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of a long continued and indefinite duration);

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such determination of disability must be made by the U.S. governmental agency responsible for reviewing the disability retirement benefits that the holder could be eligible to receive;

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the condition causing the disability shall have occurred after the date that the holder became a holder of Series J Preferred Stock;

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the condition causing the disability shall have occurred before the holder reached full retirement age, which is the age at which workers can claim full Social Security retired-worker benefits;

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the redemption request must be received by the company within 12 months after the death or disability of the holder; and

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in the case of the death of a holder, the redemption request must be made by a recipient of the shares through bequest or inheritance or, in the case of the death of a beneficiary of a trust, by the trustee of the trust or, in the case of shares owned by spouses who are joint registered holders (or holders by tenants in the entirety), the request may be made by the surviving spouse.

Subject to the following sentence, for so long as our common stock is listed on a national securities exchange, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our common stock or any combination thereof, based on the closing price per share of our common stock for the single trading day prior to the date of redemption. Pursuant to the Series J Articles Supplementary, our board of directors may, without stockholder approval, permanently revoke this right to pay the redemption price (or a portion thereof) in shares of our common stock and pay the redemption price solely in cash.
Our ability to redeem shares of Series J Preferred Stock in cash may be limited to the extent that we do not have sufficient funds available, taking into account such reserves and other considerations as our board of directors may determine in its sole discretion, to fund such cash redemption. Further, our obligation to redeem any of the shares of Series J Preferred Stock submitted for redemption in cash may be restricted by law. Although death and disability redemptions will not be subject to the 2%/5%/20% limits described above, death and disability redemptions will count toward such limits when applied to other redemptions at the option of the holder.
Optional Redemption by the Company
After two years from the “date of original issuance” of the shares of Series J Preferred Stock to be redeemed, we will have the right (but not the obligation) to redeem such shares of Series J Preferred Stock, in whole or in part, at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption.
Subject to the following sentence, for so long as our common stock is listed on a national securities exchange, if we choose to redeem any shares of Series J Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the closing price per share of our common stock for the single trading day prior to the date of redemption. Pursuant to the Series J Articles Supplementary, our board of directors may, without stockholder approval, permanently revoke this right to pay the redemption price (or a portion thereof) in shares of our common stock and pay the redemption price solely in cash.
For purposes of this “Optional Redemption by the Company” provision, the “date of original issuance” of the shares to be redeemed will mean the earliest date that any shares of Series J Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued. As a result, depending upon how late in a calendar quarter you purchased your shares, we may have the ability to redeem your shares even if they have been outstanding for slightly less than two years.
For purposes of this “Optional Redemption by the Company” provision, where the shares of Preferred Stock to be redeemed are acquired by the holder pursuant to the DRP (such shares, “DRP Shares” ), the “date of original issuance” of such DRP Shares shall be deemed to be the same as the “date of original issuance” of the underlying shares of Preferred Stock pursuant to which such DRP Shares are directly or indirectly attributable (such shares, “Underlying Shares”), and such DRP Shares shall become subject to optional redemption by us hereunder on the same date and terms as the Underlying Shares.
We may exercise our redemption right by delivering a written notice thereof to all the holders of the shares of Series J Preferred Stock to be redeemed. A notice of redemption shall be irrevocable. Each such notice will state the date on which the redemption by us shall occur, which date will be not less than 30 days nor more than 60 days following the notice date.
Special Optional Redemption by the Company
Upon the occurrence of a Change of Control, we will have the right (but not the obligation) to redeem the outstanding shares of Series J Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, in cash at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption.
We will mail to you, if you are a record holder of the Series J Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series J Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:
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the redemption date;

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the redemption price;

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the number of shares of Series J Preferred Stock to be redeemed;

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that the Series J Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

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that dividends on the Series J Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding shares of Series J Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series J Preferred Stock that we will redeem from each stockholder.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series J Preferred Stock called for redemption, then from and after the redemption date, those shares of Series J Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series J Preferred Stock will terminate. The holders of those shares of Series J Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Series J Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on such shares on the corresponding payment date notwithstanding the redemption of such shares of Series J Preferred Stock between such record date and the corresponding payment date and each holder of Series J Preferred Stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period up to, but excluding, the redemption date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series J Preferred Stock for which a notice of redemption has been given.
A “Change of Control” is when, after the original issuance of the Series J Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment is made to the holders of our common stock or any other class or series of capital stock ranking junior to the Series J Preferred Stock, the holders of the Series J Preferred Stock will have the right to receive, out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment. The rights of the holders of the Series J Preferred Stock to receive the Stated Value will be subject to the rights of holders of our debt, holders of any equity securities ranking senior in liquidation preference to the Series J Preferred Stock (none of which are currently outstanding) and the proportionate rights of holders of each other series or class of our equity securities ranked on a parity with the Series J Preferred Stock, including the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock and the Series K Preferred Stock.
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series J Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the

Maryland General Corporation Law (the “MGCL”), amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series J Preferred Stock will not be added to our total liabilities.
Voting Rights
Holders of the Series J Preferred Stock will not have any voting rights, except as set forth below.
If and whenever dividends on any shares of Series J Preferred Stock or any series or class of parity stock shall be in arrears for 18 or more monthly periods (whether or not consecutive), the number of directors then constituting our board of directors shall be increased by two and the holders of such shares (voting together as a single class with all other shares of any class or series of shares ranking on a parity with the Series J Preferred Stock which are entitled to similar voting rights, if any) will be entitled to vote for the election of the two additional directors at any annual meeting of stockholders or at a special meeting of the holders of the Series J Preferred Stock and of any other voting preferred stock called for that purpose. We must call such special meeting upon the request of the holders of record of 10% or more of the Series J Preferred Stock. Whenever dividends in arrears on outstanding shares of Series J Preferred Stock shall have been paid and dividends thereon for the current monthly dividend period shall have been paid in full, then the right of the holders of the Series J Preferred Stock to elect such additional two directors shall cease and, if all dividends have been paid in full on all other shares of voting preferred stock, the terms of office of such directors shall terminate and the number of directors constituting our board of directors shall be reduced accordingly.
The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series J Preferred Stock and the holders of all other classes or series of preferred stock entitled to vote on such matters, if any, voting as a single class, in addition to any other vote required by the charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of stock ranking senior to the Series J Preferred Stock or any security convertible into shares of any class of such senior stock or (ii) amend, alter or repeal any provision of, or add any provision to, our charter, including the Series J Articles Supplementary, whether by merger, consolidation or other business combination or otherwise, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series J Preferred Stock. Neither (i) an amendment of our charter to authorize, create, or increase the authorized amount of junior stock or any shares of any class of parity stock, including additional Series J Preferred Stock nor (ii) any merger, consolidation or other business combination, so long as the Series J Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such event, we may not be the surviving entity, shall be deemed to materially adversely affect the powers, rights or preferences of the holders of Series J Preferred Stock. Subject to the general voting rights described above, such vote of the holders of Series J Preferred Stock as described above shall not be required if provision is made to redeem all Series J Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.
For the avoidance of doubt, if any amendment, alteration, repeal, merger or consolidation described above would adversely affect one or more but not all classes or series of our outstanding preferred stock, then only the classes or series of our preferred stock adversely affected and entitled to vote on such matter shall vote as a class in lieu of all other classes or series of our preferred stock. In addition, so long as any shares of Series J Preferred Stock remain outstanding, the holders of shares of Series J Preferred Stock will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of our charter, including the terms of the Series J Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series J Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal. The vote required for such an amendment, alteration or repeal is the affirmative vote or consent of the holders of a majority of the outstanding shares of Series J Preferred Stock.
With respect to the exercise of the above-described voting rights, each share of Series J Preferred Stock shall have one vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Series J Preferred Stock as a single class, then the Series J Preferred Stock and such other class or series shall have one vote per $25.00 of stated liquidation preference.
Restrictions on Ownership
For us to maintain our qualification as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Also, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Furthermore, if any stockholder or group of stockholders of any lessee of our hotels, owns, actually or constructively, 10% or more of our shares of capital stock, such lessee could become a related-party tenant of ours, which likely would result in the loss of our qualification as a REIT. To ensure that we will comply with those share ownership rules, our charter contains provisions that restrict the ownership and transfer of our shares of capital stock. With certain exceptions, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or, with respect to any class or series of shares of preferred stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of preferred stock, including the Series J Preferred Stock. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for additional discussion.
Transfer Agent and Registrar
The transfer agent and registrar for the Series J Preferred Stock is Computershare Trust Company, N.A.
Listing
There is no public trading market for the Series J Preferred Stock. The shares of Series J Preferred Stock are not listed on an exchange, and we do not intend to apply to have any such shares listed on an exchange in the future.

DESCRIPTION OF THE SERIES K PREFERRED STOCK
The following disclosure updates the sections of the Prospectus entitled “Description of the Series K Preferred Stock” and all related disclosure throughout the Prospectus.
Our board of directors has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series K Preferred Stock. The following is a brief description of the terms of the Series K Preferred Stock. The description of the Series K Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Series K Articles Supplementary, which have been filed with the SEC and are incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part.
General
Our board of directors has created out of the authorized and unissued shares of our preferred stock a series of redeemable preferred stock designated as the “Series K Redeemable Preferred Stock.” Up to 20,000,000 shares of Series J Preferred Stock or Series K Preferred Stock are being offered in our primary offering pursuant to this prospectus and up to 8,000,000 shares of Series J Preferred Stock or Series K Preferred Stock are being offered pursuant to the DRP.
Ranking
The Series K Preferred Stock ranks, with respect to the payment of dividends and rights upon our liquidation, dissolution or winding up of our affairs:
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prior or senior to all classes or series of our common stock and any other class or series of equity securities, if the holders of Series K Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series;

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on a parity with the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock and the Series J Preferred Stock, and any other class or series of our equity securities issued in the future if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series K Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other;

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junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series K Preferred Stock (none of which are currently outstanding); and

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junior to all our existing and future debt indebtedness.

The term “equity securities” does not include convertible debt securities.
We will contribute the net proceeds from the sale of the Series K Preferred Stock from this offering to Ashford Trust OP in exchange for the Series K Preferred Units having the same rights and preferences as the Series K Preferred Stock. Ashford Trust OP will be required to make all required dividend payments on the Series K Preferred Units prior to any distribution of cash or assets to the holders of common partnership units or to the holders of any other equity interest of Ashford Trust OP, except for any other series of preferred units ranking on a parity with the Series K Preferred Units as to distributions and liquidation, and any preferred units ranking senior to the Series K Preferred Units as to distributions and liquidations that we may issue, and except for dividends required to enable us to maintain our qualification as a REIT.
Stated Value
Each share of Series K Preferred Stock will have a “Stated Value” of $25.00 as set forth in the Series K Articles Supplementary.

Dividends
Holders of Series K Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series K Preferred Stock at an annual rate of 8.2% of the Stated Value (equivalent of an annual dividend rate of $2.05 per share). Beginning one year from the “date of original issuance” of each share of Series K Preferred Stock, and on each one year-anniversary thereafter for such Series K Preferred Stock, the dividend rate will increase by 0.10% per annum for such share; provided, however, that the dividend rate for any share of Series K Preferred Stock shall not exceed 8.7% per annum. For purposes of the 0.10% per annum dividend rate increase in this “Dividends” section, the “date of original issuance” of the shares of Series K Preferred Stock will mean the earliest date that any shares of Series K Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued.
We expect to authorize and declare dividends on the shares of Series K Preferred Stock on a monthly basis, payable on the 15th day of each month (or if such payment date is not a business day, on the next succeeding business day), unless our results of operations, our general financial condition, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. Dividends will be payable in arrears to holders of record as they appear on our records at the close of business on the last business day of each month immediately preceding the applicable dividend payment date. Dividends payable on the Series K Preferred Stock for any dividend period (as defined below) (including any dividend period during which any shares of Series K Preferred Stock shall be redeemed) will be computed on the basis of twelve 30-day months and a 360-day year.
Dividends payable on each share of Series K Preferred Stock will begin accruing on, and will be cumulative from, the first day of the dividend period during which such share of Series K Preferred Stock was originally issued. Each subsequent dividend will begin accruing on, and will be cumulative from, the end of the most recent dividend period for which a dividend has been paid on each such share of Series K Preferred Stock. The term “dividend period” means the respective periods commencing on, and including, the first day of each month of each year and ending on, and including, the day preceding the first day of the next succeeding dividend period (other than the dividend period during which any shares of Series K Preferred Stock shall be redeemed, which shall end on, and include, the day preceding the redemption date with respect to the shares of Series K Preferred Stock being redeemed). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.
Holders of our shares of Series K Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on our shares of Series K Preferred Stock. Except as set forth in the Series K Articles Supplementary, unless full cumulative dividends on our shares of Series K Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:
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declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series K Preferred Stock as to the dividend rights or rights upon our liquidation, dissolution or winding up of our affairs, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our common stock or any class or series of our stock ranking junior to or on parity with the Series K Preferred Stock as to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs for any period; or

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except by conversion into or exchange for shares of stock ranking junior to the Series K Preferred Stock as to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any common stock or any class or series of our stock ranking junior to or on parity with the Series K Preferred Stock as to dividend rights or rights upon our liquidation, dissolution or winding up of our affairs.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the common stock.
Redemption at the Option of Holders
Except as noted below, a holder will have the right to require us to redeem any or all of such holder’s shares of Series K Preferred Stock at a redemption price equal to 100% of the Stated Value, less a redemption fee, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption.
The redemption fee shall be equal to:
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beginning on the “date of original issuance” of the shares to be redeemed: 1.5%; and

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beginning on the first anniversary from the “date of original issuance” of the shares to be redeemed: 0%.

Subject to the following sentence, for so long as our common stock is listed on a national securities exchange, if a holder of shares of Series K Preferred Stock causes us to redeem such shares of Series K Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our common stock or any combination thereof, based on the closing price per share of our common stock for the single trading day prior to the date of redemption. Pursuant to the Series K Articles Supplementary, our board of directors may, without stockholder approval, permanently revoke this right to pay the redemption price (or a portion thereof) in shares of our common stock and pay the redemption price solely in cash.
For purposes of this “Redemption at the Option of Holders” provision, the “date of original issuance” of the shares to be redeemed will mean the earliest date that any shares of Series K Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued.
For purposes of this “Redemption at the Option of Holders” provision, where the shares of Preferred Stock to be redeemed are DRP shares, the “date of original issuance” of such DRP Shares shall be deemed to be the same as the “date of original issuance” of the Underlying Shares, and such DRP Shares shall be subject to the same redemption terms to which the Underlying Shares would be subject if submitted for redemption hereunder.
Our ability to redeem shares of Series K Preferred Stock in cash may be limited to the extent that we do not have sufficient funds available, taking into account such reserves and other considerations as our board of directors may determine in its sole discretion, to fund such cash redemption. Further, our obligation to redeem any of the shares of Series K Preferred Stock submitted for redemption in cash may be restricted by law.
In addition, aggregate optional redemptions by holders of the Preferred Stock will be subject to the following redemption limits: (i) no more than 2% of the outstanding Preferred Stock will be redeemed per calendar month; (ii) no more than 5% of the outstanding Preferred Stock will be redeemed per fiscal quarter; and (iii) no more than 20% of the outstanding Preferred Stock will be redeemed per fiscal year.
Redemptions at the option of the company (described above) will not count toward the 2%/5%/20% limits applied to optional redemptions by holders of the Series K Preferred Stock. Optional redemptions following death or disability of a holder (described below) will count toward the 2%/5%/20% limits but will not be subject to such limits.
If, after applying these redemption limits, a holder would own less than one share of Series K Preferred Stock, all of such holder’s shares of Series K Preferred Stock will be redeemed. Otherwise, all redemption amounts will be rounded down such that after giving effect to any redemption, no holder is left owning a fractional share. For example, if after applying the redemption limits, an investor would own 2.5 shares, we will redeem 0.5 fewer shares from such holder so that the holder is left owning three shares. If, after applying these redemption limits, the number of shares of Series K Preferred Stock to be redeemed is less than the number of shares of Series K Preferred Stock submitted for redemption by a holder, the excess shares of Series K Preferred Stock will remain subject to redemption in future periods until the earlier of (i) all shares of Series K Preferred Stock submitted by such holder for redemption have been redeemed, or (ii) such holder delivers to us a written notice of withdrawal stating the number of withdrawn shares of Series K Preferred Stock and the number of shares of Series K Preferred Stock, if any, which remain subject to redemption.
Optional Redemption Following Death or Disability of a Holder
Subject to the requirements below, we will redeem shares of Series K Preferred Stock held by a natural person upon his or her death or upon suffering a qualifying disability at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption. No redemption fees shall apply to such redemptions.
In order to redeem shares on the terms described above upon the death or qualifying disability of a holder, the following conditions must be met:
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the deceased or disabled must be the sole holder or the beneficiary of a trust or an IRA or other retirement or profit-sharing plan that is a holder or, in the case of shares owned by spouses who are joint registered holders (or holders by tenants in the entirety), the deceased or disabled may be one of the spouses;

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in the case of the disability of a holder:

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such disability must meet the requirements of Section 72(m)(7) of the Code (i.e., the individual must be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to be of a long continued and indefinite duration);

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such determination of disability must be made by the U.S. governmental agency responsible for reviewing the disability retirement benefits that the holder could be eligible to receive;

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the condition causing the disability shall have occurred after the date that the holder became a holder of Series K Preferred Stock;

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the condition causing the disability shall have occurred before the holder reached full retirement age, which is the age at which workers can claim full Social Security retired-worker benefits;

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the redemption request must be received by the company within 12 months after the death or disability of the holder; and

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in the case of the death of a holder, the redemption request must be made by a recipient of the shares through bequest or inheritance or, in the case of the death of a beneficiary of a trust, by the trustee of the trust or, in the case of shares owned by spouses who are joint registered holders (or holders by tenants in the entirety), the request may be made by the surviving spouse.

Subject to the following sentence, for so long as our common stock is listed on a national securities exchange, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of shares of our common stock or any combination thereof, based on the closing price per share of our common stock for the single trading day prior to the date of redemption. Pursuant to the Series K Articles Supplementary, our board of directors may, without stockholder approval, permanently revoke this right to pay the redemption price (or a portion thereof) in shares of our common stock and pay the redemption price solely in cash.
Our ability to redeem shares of Series K Preferred Stock in cash may be limited to the extent that we do not have sufficient funds available, taking into account such reserves and other considerations as our board of directors may determine in its sole discretion, to fund such cash redemption. Further, our obligation to redeem any of the shares of Series K Preferred Stock submitted for redemption in cash may be restricted by law. Although death and disability redemptions will not be subject to the 2%/5%/20% limits described above, death and disability redemptions will count toward such limits when applied to other redemptions at the option of the holder.

Optional Redemption by the Company
After two years from the “date of original issuance” of the shares of Series K Preferred Stock to be redeemed, we will have the right (but not the obligation) to redeem such shares of Series K Preferred Stock, in whole or in part, at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption.
Subject to the following sentence, for so long as our common stock is listed on a national securities exchange, if we choose to redeem any shares of Series K Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the closing price per share of our common stock for the single trading day prior to the date of redemption. Pursuant to the Series K Articles Supplementary, our board of directors may, without stockholder approval, permanently revoke this right to pay the redemption price (or a portion thereof) in shares of our common stock and pay the redemption price solely in cash.
For purposes of this “Optional Redemption by the Company” provision, the “date of original issuance” of the shares to be redeemed will mean the earliest date that any shares of Series K Preferred Stock were issued to any investor during the calendar quarter in which the shares to be redeemed were issued. As a result, depending upon how late in a calendar quarter you purchased your shares, we may have the ability to redeem your shares even if they have been outstanding for slightly less than two years.
For purposes of this “Optional Redemption by the Company” provision, where the shares of Series K Preferred Stock to be redeemed are DRP Shares, the “date of original issuance” of such DRP Shares shall be deemed to be the same as the “date of original issuance” of the Underlying Shares, and such DRP Shares shall become subject to optional redemption by us hereunder on the same date and terms as the Underlying Shares.
We may exercise our redemption right by delivering a written notice thereof to all the holders of the shares of Series K Preferred Stock to be redeemed. A notice of redemption shall be irrevocable. Each such notice will state the date on which the redemption by us shall occur, which date will be not less than 30 days nor more than 60 days following the notice date.
Special Optional Redemption by the Company
Upon the occurrence of a Change of Control, we will have the right (but not the obligation) to redeem the outstanding shares of Series K Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, in cash at a redemption price equal to 100% of the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption.
We will mail to you, if you are a record holder of the Series K Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series K Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:
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the redemption date;

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the redemption price;

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the number of shares of Series K Preferred Stock to be redeemed;

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that the Series K Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

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that dividends on the Series K Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding shares of Series K Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series K Preferred Stock that we will redeem from each stockholder.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series K Preferred Stock called for redemption, then from and after the redemption date, those shares of Series K Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series K Preferred Stock will terminate. The holders of those shares of Series K Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of Series K Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on such shares on the corresponding payment date notwithstanding the redemption of such shares of Series K Preferred Stock between such record date and the corresponding payment date and each holder of Series K Preferred Stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period up to, but excluding, the redemption date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series K Preferred Stock for which a notice of redemption has been given.
A “Change of Control” is when, after the original issuance of the Series K Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment is made to the holders of our common stock or any other class or series of capital stock ranking junior to the Series K Preferred Stock, the holders of the Series K Preferred Stock will have the right to receive, out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value, plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment. The rights of the holders of the Series K Preferred Stock to receive the Stated Value will be subject to the rights of holders of our debt, holders of any equity securities ranking senior in liquidation preference to the Series K Preferred Stock (none of which are currently outstanding) and the proportionate rights of holders of each other series or class of our equity securities ranked on a parity with the Series K Preferred Stock, including the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock and the Series J Preferred Stock.
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series K Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series K Preferred Stock will not be added to our total liabilities.
Voting Rights
Holders of the Series K Preferred Stock will not have any voting rights, except as set forth below.
If and whenever dividends on any shares of Series K Preferred Stock or any series or class of parity stock shall be in arrears for 18 or more monthly periods (whether or not consecutive), the number of directors then constituting our board of directors shall be increased by two and the holders of such shares (voting together as a single class with all other shares of any class or series of shares ranking on a parity with the Series K Preferred Stock which are entitled to similar voting rights, if any) will be entitled to vote for the election of the two additional directors at any annual meeting of stockholders or at a special meeting of the holders of the Series K Preferred Stock and of any other voting preferred stock called for that purpose. We must call such special meeting upon the request of the holders of record of 10% or more of the Series K Preferred Stock. Whenever dividends in arrears on outstanding shares of Series K Preferred Stock shall have been paid and dividends thereon for the current monthly dividend period shall have been paid in full, then the right of the holders of the Series K Preferred Stock to elect such additional two directors shall cease and, if all dividends have been paid in full on all other shares of voting preferred stock, the terms of office of such directors shall terminate and the number of directors constituting our board of directors shall be reduced accordingly.
The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Series K Preferred Stock and the holders of all other classes or series of preferred stock entitled to vote on such matters, if any, voting as a single class, in addition to any other vote required by the charter or Maryland law, will be required to: (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of stock ranking senior to the Series K Preferred Stock or any security convertible into shares of any class of such senior stock or (ii) amend, alter or repeal any provision of, or add any provision to, our charter, including the Series K Articles Supplementary, whether by merger, consolidation or other business combination or otherwise, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series K Preferred Stock. Neither (i) an amendment of our charter to authorize, create, or increase the authorized amount of junior stock or any shares of any class of parity stock, including additional Series K Preferred Stock nor (ii) any merger, consolidation or other business combination, so long as the Series K Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such event, we may not be the surviving entity, shall be deemed to materially adversely affect the powers, rights or preferences of the holders of Series K Preferred Stock. Subject to the general voting rights described above, such vote of the holders of Series K Preferred Stock as described above shall not be required if provision is made to redeem all Series K Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.
For the avoidance of doubt, if any amendment, alteration, repeal, merger or consolidation described above would adversely affect one or more but not all classes or series of our outstanding preferred stock, then only the classes or series of our preferred stock adversely affected and entitled to vote on such matter shall vote as a class in lieu of all other classes or series of our preferred stock. In addition, so long as any shares of Series K Preferred Stock remain outstanding, the holders of shares of Series K Preferred Stock will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of our charter, including the terms of the Series K Preferred Stock, that would alter only the contract rights, as expressly set forth in our charter, of the Series K Preferred Stock, and the holders of any other classes or series of our capital stock will not be entitled to vote on such an amendment, alteration or repeal. The vote required for such an amendment, alteration or repeal is the affirmative vote or consent of the holders of a majority of the outstanding shares of Series K Preferred Stock.
With respect to the exercise of the above-described voting rights, each share of Series K Preferred Stock shall have one vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Series K Preferred Stock as a single class, then the Series K Preferred Stock and such other class or series shall have one vote per $25.00 of stated liquidation preference.
Restrictions on Ownership
For us to maintain our qualification as a REIT under the Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Also, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Furthermore, if any stockholder or group of stockholders of any lessee of our hotels, owns, actually or constructively, 10% or more of our shares of capital stock, such lessee could become a related-party tenant of ours, which likely would result in the loss of our qualification as a REIT. To ensure that we will comply with those share ownership rules, our charter contains provisions that restrict the ownership and transfer of our shares of capital stock. With certain exceptions, our charter prohibits direct or constructive ownership by any person of more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or, with respect to any class or series of shares of preferred stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of preferred stock, including the Series K Preferred Stock. See “Description of Our Capital Stock — Restrictions on Ownership and Transfer” in this prospectus for additional discussion.
Transfer Agent and Registrar
The transfer agent and registrar for the Series K Preferred Stock is Computershare Trust Company, N.A.
Listing
There is no public trading market for the Series K Preferred Stock. The shares of Series K Preferred Stock are not listed on an exchange, and we do not intend to apply to have any such shares listed on an exchange in the future.